EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of World Energy Solutions, Inc. on Form S-8 (File Nos. 333-151641 and 333-140014) and Form S-3 (File Nos. 333-165822, 333-164473, and 333-147301) of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of World Energy Solutions, Inc. as of December 31, 2013 and December 31, 2012, and for the each of the years in the three-year period ended December 31, 2013, which report is included in this Annual Report on Form 10-K of World Energy Solutions, Inc. for the year ended December 31, 2013.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

March 31, 2014